Exhibit 99.1

Caterpillar Financial Services Corporation
2Q 2016 Earnings Release
July 26, 2016

FOR IMMEDIATE RELEASE

Cat Financial Announces Second-Quarter 2016 Results
Cat Financial reported second-quarter 2016 revenues of $659 million, a decrease of $24 million, or 4 percent, compared with the second quarter of 2015. Second-quarter 2016 profit was $102 million, a $2 million, or 2 percent, decrease from the second quarter of 2015.
The decrease in revenues was primarily due to a $15 million unfavorable impact from lower average earning assets.
Profit before income taxes was $148 million for the second quarter of 2016, compared with $150 million for the second quarter of 2015. The decrease was primarily due to an $11 million unfavorable impact from the sale of returned or repossessed equipment primarily driven by the absence of gains recorded in the second quarter of 2015, a $7 million unfavorable impact from lower average earning assets and an unfavorable impact from other miscellaneous items. These unfavorable impacts were partially offset by an $11 million decrease in provision for credit losses and an $11 million decrease in general, operating and administrative expenses.
The provision for income taxes reflects an estimated annual tax rate of 30 percent in the second quarter of 2016, compared with 29 percent in the second quarter of 2015. The increase in the estimated annual tax rate is primarily due to changes in the geographic mix of profits.
During the second quarter of 2016, retail new business volume was $3.06 billion, an increase of $319 million, or 12 percent, from the second quarter of 2015. The increase was related to higher volume primarily in North America and Europe.
At the end of the second quarter of 2016, past dues were 2.93 percent, compared with 2.97 percent at the end of the second quarter of 2015. Write-offs, net of recoveries, were $33 million for the second quarter of 2016, compared with $38 million for the second quarter of 2015.
As of June 30, 2016, the allowance for credit losses totaled $346 million, or 1.25 percent of net finance receivables, compared with $405 million, or 1.42 percent of net finance receivables at June 30, 2015. The allowance for credit losses at year-end 2015 was $338 million, or 1.22 percent of net finance receivables.

"Our focus has remained on maintaining solid portfolio performance during the current period of weakness in some of the key end markets we serve," said Kent Adams, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "The global Cat Financial team remains dedicated to helping Caterpillar customers and Cat dealers succeed through financial services excellence."
For over 30 years, Cat Financial, a wholly owned subsidiary of Caterpillar Inc., has been providing financial service excellence to customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines, and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia and Europe, with its headquarters in Nashville, Tennessee.

Caterpillar contact: Rachel Potts, 309-675-6892 or 309-573-3444, Potts_Rachel_A@cat.com

STATISTICAL HIGHLIGHTS:

SECOND-QUARTER 2016 VS. SECOND-QUARTER 2015
(ENDED JUNE 30)
(Millions of dollars)

	2016	2015	CHANGE
Revenues	$659	$683	(4)%
Profit Before Income Taxes	$148	$150	(1)%
Profit	$102	$104	(2)%
Retail New Business Volume	$3,059	$2,740	12%
Total Assets	$35,055	$34,451	2%

SIX-MONTHS 2016 VS. SIX-MONTHS 2015
(ENDED JUNE 30)
(Millions of dollars)

	2016	2015	CHANGE
Revenues	$1,302	$1,372	(5)%
Profit Before Income Taxes	$293	$337	(13)%
Profit	$202	$237	(15)%
Retail New Business Volume	$5,352	$5,206	3%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and disruptions in the global financial and credit markets, and changes in laws and regulations and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and similar sections in our subsequent quarterly report on Form 10-Q, that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.